Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT
to
PROSPECTUS DATED APRIL 3, 2009

The attached Current Report on Form 8-K, dated August 3, 2009, was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated April 3, 2009.

The date of this Prospectus Supplement is August 6, 2009.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 3, 2009 (July 28, 2009)

SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51869	20-3290391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway Midlothian, Virginia 23113
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of SouthPeak Interactive Corporation (the “Company”) has determined to increase the size of the Board to five members, effective July 28, 2009.  The Board nominated and appointed Paul Eibeler to fill the newly-created vacancy as of July 28, 2009.  Mr. Eibeler’s term will expire at the 2010 Annual Meeting of the Company’s stockholders.

Mr. Eibeler, age 54, is currently the chairman of the board of directors of both Cokem International, an interactive games distribution company, for which he has served as a director since September 2007 and Viking Productions, a licensed products company in the Caribbean market, for which he has served as a director since January 2007.  Mr. Eibeler served as Chief Executive Officer of Take-Two Interactive Software, Inc. (“Take-Two”), a global publisher, developer and distributor of interactive entertainment software, hardware and accessories, from January 2005 until March 29, 2007 and as President and a director of Take-Two from April 2004 until March 29, 2007.  In addition, Mr. Eibeler served as President of Take-Two from July 2000 until June 2003 and as a director from December 2000 until February 2003.  Prior to that time, Mr. Eibeler was a consultant for Microsoft’s Xbox launch team. From July 2003 to October 2003, Mr. Eibeler was President and Chief Operating Officer of Acclaim Entertainment’s North America Division, a company engaged in publishing video games and, from 1998 to 1999, Mr. Eibeler served as Acclaim North America’s Executive Vice President and General Manager.  Acclaim filed a petition under Chapter 7 of the federal Bankruptcy Code in September 2004. Mr. Eibeler received a B.A. from Loyola College.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description

99.1	Press Release by SouthPeak Interactive Corporation, dated August 3, 2009*

_________________
*
This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2009

SouthPeak Interactive Corporation

By:	/s/ Melanie Mroz
Melanie Mroz, Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release by SouthPeak Interactive Corporation, dated August 3, 2009

__________________
*
This information is not deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements under the Securities Act of 1933, as amended.

SouthPeak Announces Former Take-Two Interactive CEO Paul Eibeler Joins Board of Directors

Videogame Industry Veteran Brings Years of Experience to SouthPeak Team

MIDLOTHIAN, VA – August 3, 2009 – SouthPeak Interactive Corporation (OTC Bulletin Board: SOPK), one of the fastest growing video game publishers, today announced that Paul Eibeler, a videogame industry veteran, has joined its Board of Directors.

“As one of the most respected executives in the interactive games industry, we welcome Paul to the Board of Directors,” said Terry Phillips, Chairman of SouthPeak. “His depth of experience will certainly be an asset to SouthPeak growth as a major publisher.”

Paul Eibeler is best known for his leadership at Take-Two Interactive. As President and CEO, Take-Two grew from $250 million in revenue to over $1.3 billion during his tenure. Key titles, selling upwards of a million copies, included the Grand Theft Auto franchise, Max Payne, Midnight Club, Sid Meir’s Civilization, BioShock, and the development of 2K sports including products for NBA, NFL, NHL, and MLB.

“I am excited to be part of SouthPeak’s board of directors,” said Paul Eibeler. “SouthPeak’s robust pipeline and entrepreneurial management team has set a course for rapid growth. I look forward to working with the SouthPeak’s highly motivated team of professionals as we approach the 2009 holiday season.”

Eibeler has held management positions at Impact International and Acclaim Entertainment prior to joining Take-Two. He was also a member of the Microsoft Xbox launch team. Presently he is chairman of Cokem International, a leading interactive software distribution company.

About SouthPeak Interactive Corporation

SouthPeak Interactive Corporation develops and publishes interactive entertainment software for all current hardware platforms including: PLAYSTATION®3 computer entertainment system, PSP® (PlayStation® Portable) system, PlayStation®2 computer entertainment system, Xbox 360® videogame and entertainment system, Wii™, Nintendo DS™ and PC. SouthPeak's games cover all major genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. SouthPeak's products are sold in retail outlets in North America, Europe, Australia and Asia. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and Leicester, England.

For a comprehensive investor relations portal complete with fact sheets, presentations, interviews and video (when available), please navigate to: www.trilogy-capital.com/autoir/sopk_autoir.html

For additional information, please visit SouthPeak’s corporate website: www.southpeakgames.com

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, SouthPeak’s expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in SouthPeak’s filings with the Securities and Exchange Commission.

Company Contact:
SouthPeak Games
Scott Silverman
516-318-4978
ssilverman@southpeakgames.com

Financial Communications Contact:
Trilogy Capital Partners
Darren Minton, Vice President
Toll-free: 800-592-6067
info@trilogy-capital.com